Exhibit 99.1

Contact:

Investors	Media
Eugenia Shen	Bob Purcell
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 506-6570	(415) 506-3267

For Immediate Release:

BioMarin Announces Fourth Quarter and Full Year 2010 Financial Results

Net Product Revenue Growth of 17% in 2010; Late Stage Clinical Pipeline Advancing

Conference Call and Webcast to Be Held Today at 5:00 p.m. ET

Financial Highlights ($ in millions, except per share data, unaudited)

Item	FY 2010	FY 2009 Comparison
Total BioMarin Revenue	$376.3	15.9% increase
Total Net Product Revenue	$369.7	17.1% increase
Naglazyme Net Product Revenue	$192.7	14.2% increase
Aldurazyme BioMarin Net Product Revenue*	$71.2	$70.2
Kuvan Net Product Revenue	$99.4	29.4% increase
Firdapse Net Product Revenue	$6.4	NA
GAAP Net Income (Loss)	$205.8**	$(0.5)
GAAP Net Income per share	$2.00 (basic), $1.73 (diluted)	$(0.00) (basic and diluted)
Non-GAAP Net Income	$34.8	$47.1
Non-GAAP Net Income per share	$0.34 (basic), $0.33 (diluted)	$0.47 (basic), $0.46 (diluted)

*	Net product transfer revenue had a $3.2 million impact on net Aldurazyme revenue to BioMarin in 2010 and an $8.4 million impact on net Aldurazyme revenue to BioMarin in 2009.
**	During the third quarter of 2010, the company reversed its deferred tax asset valuation allowance and recorded a credit of $223.1 million.

Novato, Calif., February 17, 2011 – BioMarin Pharmaceutical Inc. (Nasdaq: BMRN) today announced financial results for the fourth quarter and full year 2010. GAAP net loss was $12.2 million ($0.11 per diluted share) for the fourth quarter of 2010, compared to GAAP net income of $4.7 million ($0.05 per diluted share) for the fourth quarter of 2009. The GAAP net loss for the fourth quarter of 2010 includes $13.7 million of debt conversion expense associated with the early conversion of a portion of our convertible debt. Non-GAAP net income was $11.3 million ($0.10 per diluted share) for the fourth quarter of 2010, compared to non-GAAP net income of $13.5 million ($0.13 per diluted share) for the fourth quarter of 2009. Non-GAAP net income excludes non-cash stock compensation expense and certain nonrecurring material items. The reconciliation of the non-GAAP measures to the GAAP net income in the fourth quarter and full year 2010 is detailed in the table provided near the end of the press release.

GAAP net income for the year ended December 31, 2010 was $205.8 million ($1.73 per diluted share), compared to GAAP net loss of $0.5 million ($0.00 per diluted share) for the year ended December 31, 2009. Non-GAAP net income was $34.8 million ($0.33 per diluted share) for the year ended December 31, 2010, compared to non-GAAP net income of $47.1 million ($0.46 per diluted share) for the year ended December 31, 2009.

As of December 31, 2010, BioMarin had cash, cash equivalents and short and long-term investments totaling $402.3 million, as compared to $440.9 million at the end of September 30, 2010. The decrease in the fourth quarter of 2010 was attributable to debt conversion expense of $13.7 million, a milestone payment of $11.0 million to the former LEAD shareholders related to the acceptance of the IND for BMN-673 and increases in working capital, primarily related to planned inventory builds. During 2011, the company expects to remain cash flow neutral to slightly positive.

“We have made significant progress on advancing our pipeline and remain committed to investing in future growth in the coming years. We recently initiated the pivotal Phase III trial for GALNS as well as the Phase I/II trials for BMN-701 for Pompe disease and BMN-673 for genetically-defined cancers,” said Jean-Jacques Bienaimé, Chief Executive Officer of BioMarin. “Our commercial business is growing steadily, and we continue to see growth opportunities for each of our products. Naglazyme sales in the fourth quarter of 2010 were artificially low due to the timing of government orders from Brazil and will result in higher comparable revenues in the first quarter of 2011. However, Naglazyme patient growth continues to be steady. Our total revenues for the fourth quarter of 2010 were $101.6 million, the first time we have exceeded $100 million for the quarter.”

Net Product Revenue (in millions)

	Three Months Ended December 31,				Years Ended December 31,
	2010	2009	$ Change	% Change	2010	2009	$ Change	% Change
Naglazyme (1)	$45.1	$44.4	$0.7	1.6%	$192.7	$168.7	$24.0	14.2%
Kuvan (2)	27.3	22.7	4.6	20.3%	99.4	76.8	22.6	29.4%
Firdapse (3)	3.0	0.0	3.0	N/A	6.4	0.0	6.4	N/A

(1)	Changes in foreign currency rates, net of hedges, had a negative $0.1 million impact on Naglazyme sales in the three months ended December 31, 2010 and a negative $1.7 million impact on Naglazyme sales for the year ended December 31, 2010. Naglazyme revenues experience quarterly fluctuations due to the timing of government ordering patterns in certain countries.
(2)	The quantity of commercial tablets dispensed to patients in the U.S. increased 5.0 percent in the fourth quarter of 2010 compared to the third quarter of 2010 and increased 16.4 percent in the fourth quarter of 2010 compared to the fourth quarter of 2009.
(3)	A product for the treatment of Lambert Eaton Myasthenic Syndrome (LEMS) which was launched in the EU in April 2010.

	Three Months Ended December 31,				Years Ended December 31,
	2010	2009	$ Change	% Change	2010	2009	$ Change	% Change
Aldurazyme revenue reported by Genzyme (4)	$42.5	$38.7	$3.8	9.8%	$166.8	$155.1	$11.7	7.5%

Royalties due from Genzyme	17.8	15.7	2.1		68.0	61.8	6.2
Incremental (previously recognized)
Aldurazyme product transfer revenue	5.3	1.1	4.2		3.2	8.4	(5.2)

Total Aldurazyme net product revenues (5)	$23.1	$16.8	$6.3		$71.2	$70.2	$1.0

(4)	Changes in foreign currency rates caused a decrease to Aldurazyme sales by Genzyme of $1.0 million in the three months ended December 31, 2010 and a decrease to Aldurazyme sales by Genzyme of $1.4 million for the year ended December 31, 2010. In the fourth quarter of 2010, the number of Aldurazyme vials shipped increased 14.5 percent over the fourth quarter of 2009.
(5)	To the extent units shipped to third party customers by Genzyme exceed BioMarin inventory transfers to Genzyme, BioMarin records a decrease in net product revenue from the royalty payable to BioMarin for the amount of previously recognized product transfer revenue. If BioMarin inventory transfers exceed units shipped to third party customers by Genzyme, BioMarin will record incremental net product transfer revenue for the period.

2011 Guidance

Revenue Guidance ($ in millions)

Item	2011 Guidance	2010 Actual
Total BioMarin Revenues	$417 to $452	$376.3
Total Net Product Revenues	$411 to $446	$369.7
Naglazyme Net Product Revenue	$206 to $225	$192.7
Kuvan Net Product Revenue	$112 to $120	$99.4
Aldurazyme Net Product Revenue to BioMarin	$79 to $83	$71.2
Firdapse Net Product Revenue	$14 to $18	$6.4

Selected Income Statement Guidance ($ in millions)

Item	2011 Guidance	2010 Actual
Cost of Sales (% of Total Revenue)	18% to 20%	18.7%
Selling, General and Admin. Expense	$164 to $174	$151.6
Research and Development Expense	$195 to $205	$147.2
Amortization and Contingent Consideration	$15	$6.4
Interest Income	$3	$4.1
Income Tax Expense (Benefit)	$15	$(227.3)
GAAP Net Income (Loss)	$(60) to $(48)	$205.8 *
Stock Compensation Expense	$43	$37.5
Non-GAAP Adjusted EBITDA**	$43 to $55	$59.5

*	Includes $223.1 million resulting from reversal of deferred tax asset valuation allowance in the third quarter of 2010.
**	Beginning in 2011, a non-GAAP adjusted EBITDA measure will be utilized, which is more aligned with management’s internal goal setting process. Non-GAAP information under the previous methodology for the fourth quarter and years ended 2010 and 2009, as well as the new adjusted EBITDA methodology for fiscal 2010 and guidance for 2011 is denoted on page 5 of this press release. In addition, this non-GAAP adjusted EBITDA information has been provided on a pro-forma basis for the quarters and fiscal years for 2009 and 2010 in Appendix A for information purposes.

Anticipated Upcoming Milestones

2Q 2011: Initiation of pivotal Phase III trial for Firdapse for LEMS in the U.S.

Mid-2011: Top-line results from PEG-PAL Phase II trial, including daily dosing and formulation studies

Late 2011: 510k approval and commercial availability of the handheld blood Phe monitor for PKU

1Q 2012: Initiation of Phase III PEG-PAL trial

1Q 2012: Initiation of Phase I trial for BMN-111 for Achondroplasia

1H 2012: NDA filing for Firdapse for LEMS in the U.S.

2H 2012: Top-line results for Phase III trial for GALNS for MPS IVA

2H 2012: Top-line results for PKU-016 Kuvan neurocognitive study

4Q 2012: Approval of Firdapse for LEMS in the U.S.

4Q 2012: Top-line results for Phase I/II trial for BMN-701 for Pompe disease

4Q 2012/1Q 2013: Market authorization application filings for GALNS for MPS IVA

Research and Development Programs

BioMarin continues to make significant investments in research and development to ensure continued growth of the company. The current pipeline includes programs in various stages of development and is focused on treating a range of serious unmet medical needs.

Advanced Clinical Programs

•

GALNS for MPS IVA: BioMarin initiated a randomized, double-blind, placebo-controlled Phase III study in early February 2011 with primary endpoint of six-minute walk distance, 24 weeks in treatment duration and treatment doses of two mg/kg/week and two mg/kg/every other week. The company expects to enroll approximately 160 patients across 40 centers worldwide.

•

Kuvan Outcomes Study: PKU-016, a randomized, placebo-controlled, 13-week Kuvan outcomes study is ongoing. Endpoints include clinically validated measures of neuropsychiatric symptoms and if successful, may enable a label amendment.

•

Hand-Held Blood Phe Monitor: Several other programs are underway to expand and protect the market and to improve the ability of healthcare providers and patients to better manage PKU. These programs include a state-of-the-art handheld device to measure blood Phe levels in PKU patients. Regulatory approval and commercial availability of the handheld blood Phe monitor are expected in late 2011.

•

Firdapse: BioMarin expects to initiate a Phase III trial for LEMS in the U.S. in the second quarter of 2011. If successful, NDA submission is expected in the first half of 2012, followed by approval by the end of 2012.

Mid-Stage Clinical Programs

•

PEG-PAL for PKU: Top-line results for the Phase II study, including a study comparing daily and weekly dosing and a formulation study are expected in mid-2011. The company expects to initiate a Phase III trial in the first quarter of 2012.

Early-Stage Clinical Programs

•

BMN-673 (PARP inhibitor): The company initiated a Phase I/II trial in January 2011. The trial is an open-label study of once daily, orally administered BMN-673 in up to 70 patients ages 18 and older with advanced or recurrent solid tumors. The primary objective of the study is to establish the maximum tolerated dose of daily oral BMN-673 and to obtain preliminary efficacy data in an expanded cohort of patients with genetically-defined tumors.

•

BMN-701 for Pompe Disease: BioMarin initiated a Phase I/II trial in Pompe patients in January 2011. The trial is an open-label study to evaluate the safety, tolerability, pharmacokinetics, pharmacodynamic and clinical activity of BMN-701 administered as an intravenous infusion every two weeks at doses of 5 mg/kg, 10 mg/kg and 20 mg/kg. The company expects to enroll up to 30 patients between the ages of 13 and 65 years old with late-onset Pompe disease for a treatment period of 24 weeks. The primary objective of the study is to establish the maximum tolerated dose of every other week administration of BMN-701 and to treat an expanded cohort of patients at the maximum tolerated dose.

Preclinical Programs

•

BMN-111 for Achondroplasia: BioMarin expects to initiate a Phase I trial by the first quarter of 2012. BMN-111 is an analog of C-type Natriuretic Peptide (CNP) for achondroplasia, a small cyclic peptide that is a positive regulator of bone growth. Achondroplasia is the most common form of dwarfism. There are approximately between 18,000 and 24,000 patients in the U.S. and Europe, 25 percent of which is the estimated addressable market.

•	Other early stage programs: BioMarin is working on multiple early development opportunities.

Non-GAAP Financial Information and Reconciliation

The above results for the three months and year ended December 31, 2010 and December 31, 2009 and financial guidance for the year ending December 31, 2011 are presented both as determined in accordance with GAAP and on a non-GAAP basis. As used in this release for the three months and year ended December 31, 2010 and December 31, 2009, non-GAAP income is calculated in accordance with GAAP, but excludes non-cash stock compensation expense and certain nonrecurring material items. The financial guidance for the year ending December 31, 2011 is based on Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) adjusted to exclude non-cash stock compensation expense, contingent consideration expense and certain nonrecurring material items (Adjusted EBITDA). Beginning in 2011, the non-GAAP Adjusted EBITDA measure rather than the prior non-GAAP income will be utilized in discussing financial performance as this metric is more aligned with management’s internal goal setting process.

The following tables detail the reconciliation of non-GAAP to GAAP financial metrics:

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income

For the Three and Twelve Months Ended December 31, 2010 and 2009

(in millions)

(unaudited)

		Three Months Ended December 31,		Years Ended December 31,
	NOTES	2010	2009	2010	2009
GAAP Net Income (Loss)		$(12.2)	$4.7	$205.8	$(0.5)
Stock-based compensation expense		9.8	8.8	37.5	34.5
Upfront license fees	(1)	—	—	—	8.8
Impairment charges	(2)	—	—	—	5.9
Net gain on the sale of equity investments		—	—	(0.9)	(1.6)
Debt conversion expense	(3)	13.7	—	13.7	—
Acquisition expenses	(4)	—	—	1.8	—
Tax benefit	(5)	—	—	(223.1)	—

Non-GAAP Net Income		$11.3	$13.5	$34.8	$47.1

(1)	Represents upfront license payments related to our collaboration agreement with La Jolla Pharmaceutical Company in the first quarter of 2009.
(2)	Includes impairment losses on investments in Summit plc. and La Jolla Pharmaceutical Company recognized during the first quarter of 2009.
(3)	Represents debt conversion expense associated with the early conversion of a portion our convertible debt in November 2010.
(4)	Represents transactions costs associated with the acquisition of ZyStor Therapeutics Inc., during the third quarter of 2010.
(5)	Represents only the portion of total tax expense for the period related to the reversal of the Company’s income tax valuation allowance during the third quarter of 2010.

Reconciliation of GAAP Net Income (Loss) to EBITDA and Adjusted EBITDA

For the Year Ended December 31, 2010 with Guidance for 2011

(in millions)

(unaudited)

	NOTES	Year Ended December 31, 2010	Year Ending December 31, 2011 Guidance
GAAP Net Income (Loss)		$205.8	$(60) - $(48)
Interest expense, net		6.2	6
Income tax expense	(1)	(227.3)	15
Depreciation		15.7	24
Amortization		3.0	4

EBITDA (Loss)		3.4	(11) - 1
Stock-based compensation		37.5	43
Gain on sale of equity investments		(0.9)	—
Contingent consideration	(2)	4.0	11
Material non-recurring:			—
Convertible debt exchange	(3)	13.7	—
Acquisition expenses	(4)	1.8

Adjusted EBITDA		$59.5	$43 -$55

(1)	Includes the release of the Company’s income tax valuation allowance during 2010.
(2)	Represents the changes in the fair value of contingent acquisition consideration payable for the period.
(3)	Represents debt conversion expense associated with the early conversion of a portion our convertible debt in November 2010.
(4)	Represents transactions costs associated with the acquisition of ZyStor Therapeutics Inc., during the third quarter of 2010.

BioMarin believes that this non-GAAP information is useful to investors, taken in conjunction with BioMarin’s GAAP information because it provides additional information regarding the performance of BioMarin’s core ongoing business, Naglazyme, Kuvan, Aldurazyme and Firdapse and development of its pipeline. By providing information about both the overall GAAP financial performance and the non-GAAP measures that focus on continuing operations, the company believes that the additional information enhances investors’ overall understanding of the company’s business and prospects for the future. Further, the company uses both the GAAP and the non-GAAP results and expectations internally for its operating, budgeting and financial planning purposes and uses the adjusted EBITDA methodology in establishing corporate goals for internal compensation programs.

Diluted Earnings Per Share Calculation

As of December 31, 2010 and 2009 the shares related to our outstanding convertible debt are 19.1 million and 26.3 million, respectively. For the year ended December 31, 2010 the calculation of GAAP diluted earnings per share includes the 19.1 million shares related to our outstanding convertible debt at December 31, 2010. The calculation of GAAP diluted earnings per share for the fourth quarter of 2010 and the 2009 periods presented exclude the 19.1 million and 26.3 million shares, respectively, related to our convertible debt outstanding at December 31, 2010 and 2009, respectively, as their impact is considered anti-dilutive.

The calculation of non-GAAP diluted earnings per share for the fourth quarter and year ended December 31, 2010 excludes the 19.1 million shares related to the Company’s convertible debt outstanding on December 31, 2010, as their impact is considered anti-dilutive. The calculation of non-GAAP diluted earnings per share for the year ended December 31, 2009 excludes 26.3 million shares related to the Company’s outstanding convertible debt, as their impact is considered anti-dilutive. The calculation of non-GAAP diluted earnings per share for the fourth quarter of 2009 includes 26.3 million shares related to the Company’s outstanding convertible debt, as their impact is considered dilutive.

Conference Call Details

BioMarin will host a conference call and webcast to discuss fourth quarter and full year 2010 financial results today, Thursday, February 17, at 5:00 p.m. ET. This event can be accessed on the investor section of the BioMarin website at www.BMRN.com.

Date: February 17, 2011

Time: 5:00 p.m. ET

U.S. / Canada Dial-in Number: 866.203.3206

International Dial-in Number: 617.213.8848

Participant Code: 90635895

Replay Dial-in Number: 888.286.8010

Replay International Dial-in Number: 617.801.6888

Replay Code: 22192303

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company’s product portfolio comprises four approved products and multiple clinical and pre-clinical product candidates. Approved products include Naglazyme® (galsulfase) for mucopolysaccharidosis VI (MPS VI), a product wholly developed and commercialized by BioMarin; Aldurazyme® (laronidase) for mucopolysaccharidosis I (MPS I), a product which BioMarin developed through a 50/50 joint venture with Genzyme Corporation; Kuvan® (sapropterin dihydrochloride) Tablets, for phenylketonuria (PKU), developed in partnership with Merck Serono, a division of Merck KGaA of Darmstadt, Germany; and Firdapse™ (amifampridine phosphate), which has been approved by the European Commission for the treatment of Lambert Eaton Myasthenic Syndrome (LEMS). Product candidates include GALNS (N-acetylgalactosamine 6-sulfatase), which is currently in Phase III clinical development for the treatment of MPS IVA, PEG-PAL (PEGylated recombinant phenylalanine ammonia lyase), which is currently in Phase II clinical development for the treatment of PKU, BMN-701, a novel fusion protein of insulin-like growth factor

2 and acid alpha glucosidase (IGF2-GAA), which is currently in Phase I/II clinical development for the treatment of Pompe disease, and BMN-673, a poly ADP-ribose polymerase (PARP) inhibitor, which is currently in Phase I/II clinical development for the treatment of genetically-defined cancers. For additional information, please visit www.BMRN.com. Information on BioMarin’s website is not incorporated by reference into this press release.

Forward-Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: the expectations of revenue and sales related to Naglazyme, Kuvan, Firdapse, and Aldurazyme; the financial performance of the BioMarin as a whole; the timing of BioMarin’s clinical trials of GALNS, Firdapse, PEG-PAL, BMN-673 , BMN-701 and other product candidates; the continued clinical development and commercialization of Aldurazyme, Naglazyme, Kuvan, Firdapse, and its product candidates; and actions by regulatory authorities. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: our success in the continued commercialization of Naglazyme, Kuvan, and Firdapse; Genzyme Corporation’s success in continuing the commercialization of Aldurazyme; results and timing of current and planned preclinical studies and clinical trials, particularly with respect to GALNS, Firdapse, PEG-PAL, BMN 673 and BMN 701; our ability to successfully manufacture our products and product candidates; the content and timing of decisions by the U.S. Food and Drug Administration, the European Commission and other regulatory authorities concerning each of the described products and product candidates; the market for each of these products and particularly Aldurazyme, Naglazyme, Kuvan and Firdapse; actual sales of Aldurazyme, Naglazyme Kuvan and Firdapse; Merck Serono’s activities related to Kuvan; and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Risk Factors” in BioMarin’s 2009 Annual Report on Form 10-K, and the factors contained in BioMarin’s reports on Form 10-Q. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin®, Naglazyme® and Kuvan® are registered trademarks of BioMarin Pharmaceutical Inc.

Firdapse™ is a trademark of BioMarin Huxley Ltd.

Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

BIOMARIN PHARMACEUTICAL INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2010 and 2009

(In thousands of U.S. dollars, except share and per share amounts)

	December 31, 2010	December 31, 2009 (1)
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$88,079	$167,171
Short-term investments	186,033	133,506
Accounts receivable, net	86,576	73,540
Inventory	109,698	78,662
Other current assets	33,874	14,848

Total current assets	504,260	467,727
Investment in BioMarin/Genzyme LLC	1,082	441
Long-term investments	128,171	169,849
Property, plant and equipment, net	221,866	199,141
Intangible assets, net	103,648	40,977
Goodwill	53,364	23,722
Long-term deferred tax assets	236,017	—
Other assets	14,215	15,306

Total assets	$1,262,623	$917,163

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$83,632	$78,068
Deferred revenue	212	86

Total current liabilities	83,844	78,154
Convertible debt	377,521	497,083
Other long-term liabilities	84,001	19,741

Total liabilities	545,366	594,978

Stockholders’ equity:
Common stock, $0.001 par value: 250,000,000 shares authorized at December 31, 2010 and 2009; 110,634,465 and 100,961,922 shares issued and outstanding at December 31, 2010 and 2009, respectively	111	101
Additional paid-in capital	1,090,188	899,950
Company common stock held by Nonqualified Deferred Compensation Plan	(1,965)	(1,715)
Accumulated other comprehensive income (loss)	188	933
Accumulated deficit	(371,265)	(577,084)

Total stockholders’ equity	717,257	322,185

Total liabilities and stockholders’ equity	$1,262,623	$917,163

(1)	December 31, 2009 balances were derived from the audited consolidated financial statements.

BIOMARIN PHARMACEUTICAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Twelve Months Ended December 31, 2010 and 2009

(In thousands, except for per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010 (unaudited)	2009 (unaudited)	2010 (unaudited)	2009(1)
REVENUES:
Net product revenues	$98,477	$83,951	$369,701	$315,721
Collaborative agreement revenues	175	355	682	2,379
Royalty and license revenues	2,962	2,775	5,884	6,556

Total revenues	101,614	87,081	376,267	324,656

OPERATING EXPENSES:
Cost of sales (excludes amortization of developed product technology)	20,469	16,729	70,285	65,909
Research and development	42,197	27,443	147,309	115,116
Selling, general and administrative	42,098	36,528	151,723	124,290
Intangible asset amortization and contingent consideration	200	—	6,406	2,914

Total operating expenses	104,964	80,700	375,723	308,229

INCOME (LOSS) FROM CONTINUING OPERATIONS	(3,350)	6,381	544	16,427
Equity in the loss of BioMarin/Genzyme LLC	(797)	(821)	(2,991)	(2,594)
Interest income	919	1,035	4,112	5,086
Interest expense	(2,257)	(2,715)	(10,329)	(14,090)
Debt conversion expense	(13,728)	—	(13,728)	—
Impairment loss on equity investments	—	—	—	(5,848)
Net gain (loss) from sale of investments	(25)	—	902	1,585

INCOME (LOSS) BEFORE INCOME TAXES	(19,238)	3,880	(21,490)	566
Provision for (benefit from) income taxes	(7,049)	(831)	(227,309)	1,054

NET INCOME (LOSS)	$(12,189)	$4,711	$205,819	$(488)

NET INCOME (LOSS) PER SHARE, BASIC	$(0.11)	$0.05	$1.99	$(0.00)

NET INCOME (LOSS) PER SHARE, DILUTED	$(0.11)	$0.05	$1.73	$(0.00)

Weighted average common shares outstanding, basic	107,344	100,768	103,093	100,271

Weighted average common shares outstanding, diluted	107,344	102,454	125,674	100,271

(1)	December 31, 2009 balances were derived from the audited consolidated financial statements.

	Three Months Ended December 31,		Years Ended December 31,
	2010 (unaudited)	2009 (unaudited)	2010 (unaudited)	2009
Cost of sales	$1,417	$769	$4,269	$3,948
Research and development	3,516	3,432	13,760	11,919
Selling, general and administrative	4,886	4,617	19,463	18,681

Total stock-based compensation expense	$9,819	$8,818	$37,492	$34,548

Appendix A – Non-GAAP Adjusted EBITDA for 2010 and 2009

Reconciliation of GAAP Net Income (Loss) to EBITDA and Adjusted EBITDA

For the Four Quarters and Fiscal Year 2010 (and 2011 Guidance)

(in millions)

(unaudited)

		2010
		Three Months Ended				Year Ended December 31,	Year Ending December 31, 2011
	NOTES	March 31	June 30	September 30	December 31	2010	Guidance
GAAP Net Income/(Loss)		$1.2	$(0.5)	$217.3	$(12.2)	$205.8	$(60) -$(48)
Interest expense, net		1.2	1.6	2.0	1.4	6.2	6
Income tax expense	(1)	0.6	1.1	(222.0)	(7.0)	(227.3)	15
Depreciation		3.4	3.7	4.2	4.4	15.7	24
Amortization		0.1	0.9	1.0	1.0	3.0	4

EBITDA (Loss)		6.5	6.8	2.5	(12.4)	3.4	(11) -1
Stock-based compensation		8.5	9.2	10.0	9.8	37.5	43
Gain on sale of equity investments		(0.9)	—	—	—	(0.9)	—
Contingent consideration	(2)	0.7	0.8	3.1	(0.6)	4.0	11
Material non-recurring
Convertible debt exchange	(3)	—	—	—	13.7	13.7	—
Acquisition expenses	(4)	—	—	1.8	—	1.8	—

Adjusted EBITDA		$14.8	$16.8	$17.4	$10.5	$59.5	$43-$55

(1)	Includes the release of the Company’s income tax valuation allowance during 2010.
(2)	Represents the changes in the fair value of contingent acquisition consideration payable for the period.
(3)	Represents debt conversion expense associated with the early conversion of a portion our convertible debt in November 2010.
(4)	Represents transactions costs associated with the acquisition of ZyStor Therapeutics Inc., during the third quarter of 2010.

Reconciliation of GAAP Net Income (Loss) to EBITDA and Adjusted EBITDA

For the Four Quarters and Fiscal Year 2009

(in millions)

(unaudited)

		2009
		Three Months Ended				Year Ended December 31,
	NOTES	March 31	June 30	September 30	December 31	2009
GAAP Net Income/(Loss)		$(13.1)	$1.3	$6.6	$4.7	$(0.5)
Interest expense, net		1.9	3.5	1.9	1.7	9.0
Income tax expense		0.4	0.5	0.9	(0.8)	1.0
Depreciation		2.8	3.2	2.4	3.1	11.5
Amortization		1.2	1.9	0.2	0.2	3.5

EBITDA (Loss)		(6.8)	10.4	12.0	8.9	24.5
Stock-based compensation		7.8	9.0	8.9	8.8	34.5
Gain on sale of equity investments		—	(1.6)	—	—	(1.6)
Material non-recurring
Upfront license fees	(1)	8.8	—	—	—	8.8
Impairment charges	(2)	5.9	—	—	—	5.9

Adjusted EBITDA		$15.7	$17.8	$20.9	$17.7	$72.1

(1)	Represents upfront license payments related to our collaboration agreement with La Jolla Pharmaceutical Company in the first quarter of 2009.
(2)	Includes impairment losses on investments in Summit plc. and La Jolla Pharmaceutical Company recognized during the first quarter of 2009.

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